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                         CERTIFICATE OF DESIGNATIONS OF
                        CLASS B VOTING PREFERRED STOCK OF
                        ADVANCED COMMUNICATIONS GROUP, INC.

                      PURSUANT TO SECTION 151 OF THE GENERAL
                     CORPORATION LAW OF THE STATE OF DELAWARE

     Advanced Communications Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, does HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the Corporation:

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), there hereby is created, out of the 20,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Corporation authorized in Article IV of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Corporation, to be designated "Class B Voting Preferred Stock," consisting of one (1) share, which series shall have the following voting powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participant, optional and other rights, and the qualifications, limitations and restrictions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

          SECTION 1.  DESIGNATION AND SIZE OF ISSUE, RANKING.

          (A) The designation of the series of Preferred Stock shall be "Class B Voting Preferred Stock" (the "Class B Stock"), and the number of shares constituting the Class B Stock shall be one (1) share.

          (B) The share of Class B Stock which at any time has been redeemed or otherwise reacquired by the Corporation shall, after such redemption or other acquisition, resume the status of authorized and unissued shares of Preferred Stock, without designation as to series until such share is once more designated as part of a particular series by the Board of Directors.

          (C) The share of Class B Stock shall rank senior, as to distribution of assets upon liquidation, to the shares of Common Stock, par value $0.0001 per share, of the Corporation, (the "Common Stock"), and junior to any future series of Preferred Stock or shares of preference stock of the Corporation (the "Preference Stock") issued by the Corporation after the effectiveness of this Certificate of Designations that by its terms ranks senior to the Class B Stock.

          SECTION 2.VOTING RIGHTS OF CLASS B STOCK.

          (A) GENERAL. Except as otherwise required by law or the Certificate of Incorporation, the holder of record of the share of Class B Stock shall have a number of votes with respect to any matter, proposition or question on which holders of Common Stock are entitled to vote, consent or otherwise act, equal to the product of (i) the number of shares of Common Stock for which the Exchangeable Shares then issued and outstanding from time to time and held by Holders are exchangeable, multiplied by (ii) the number of votes to which a holder of one share of Common Stock is entitled with respect to such matter, proposition or question. For the purposes hereof, (x) "Exchangeable Shares" means the Class A Special Shares of ACG Exchange Company, a Nova Scotia unlimited liability company ("ACG Exchange Company"), (y) "Holders" means the registered holders from time to time of Exchangeable Shares, other than


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     Exchangeable Shares beneficially owned by the Corporation or its
     Subsidiaries, and (z) "Subsidiary" in relation to any person, means any body corporate, partnership, joint venture, association or other entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by such person.

          (B) COMMON STOCK AND CLASS B STOCK IDENTICAL IN VOTING. Except as otherwise required by law or the Certificate of Incorporation, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Class B Stock shall vote as a single class and, apart from the differing number of votes attaching to the Class B Stock as set forth in Section 2(A) above, such voting rights shall be identical in all respects.

          SECTION 3. LIQUIDATION. In the event of any liquidation, dissolution or winding-up of the Corporation, and subject to any prior rights of holders of shares of any other series of Preferred Stock or of any series of Preference Stock, if the Class B Stock is then outstanding the holder thereof shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $1.00 before any distribution is made on the Common Stock or on any other stock of the Corporation ranking junior to the Class B Stock as to distribution of assets on liquidation, dissolution or winding-up. After payment of the full amount of the above liquidation preference of the outstanding share of Class B Stock, the holder of the share of Class B Stock shall not be entitled to any further participation in any distribution of assets of the Corporation. For the purposes of this Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration ) of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with or into one or more other entities, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

          SECTION 4. DIVIDENDS. The holder of the Class B Stock shall not be entitled to receive any dividends, whether payable in cash, in property or in shares of capital stock of the Corporation.

          SECTION 5. CLASS B STOCK.

          (A)Pursuant to the terms of that certain Amended and Restated YPtel Agreement dated as of October 26, 1999 (the "YPtel Agreement"), between the Corporation, YPtel Corporation ("YPtel"), the shareholders of YPtel listed on Exhibit "A" to the YPtel Agreement, Edward Truant, Douglas G. McIntyre, Jeffrey L. Rosenthal, Stephen D. Lister, The J.L.R. Family Trust and The Paisley Family Trust (collectively the "ICL Principals"), Cold Trust, Global Investment Trust, Freezer Trust, Storage Trust, Directory Trust and Publisher Trust (collectively the "Barbadian Trusts") (the shareholders listed on Exhibit "A" to the YPtel Agreement, the ICL Principals and the Barbadian Trusts are collectively referred to as the "Shareholders"), and Imperial Capital Limited ("ICL"), one share of Class B Stock is being issued to the Trustee (as hereinafter defined) under the Exchange and Voting Trust Agreement made as of ___________, 2000 among the Corporation, ACG Holding Company, a Nova Scotia unlimited liability company, ACG Exchange Company, a Nova Scotia unlimited liability company, 1 + USA V Acquisition Corp., certain holders of YPtel shares as set out on Schedule A thereto, The J.L.R. Family Trust, The Paisley Family Trust and a trust company as trustee (the "Trustee"), as may be amended from time to time.

          (B) The holder of the share of Class B Stock is entitled to exercise the voting rights attendant thereto in such manner as specified in the Exchange and Voting Trust Agreement.


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          (C) At such time as the term of the Exchange and Voting Trust
     Agreement shall end, being the earlier of the date when (i) no outstanding Exchangeable Shares are held by a Holder, (ii) such Agreement is terminated by mutual agreement as provided therein or (iii) _________, 2005, the Class B Stock shall be redeemed in accordance with
     Section 7 hereof.

          SECTION 6. CONVERSION OR EXCHANGE. The holder of the share of Class B Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Corporation.

          SECTION 7. REDEMPTION. The share of Class B Stock shall not be subject to redemption, except that at such time as the term of the Exchange and Voting Trust Agreement shall end, the Class B Stock shall automatically be redeemed by the Corporation for an amount equal to $1.00 due and payable upon such redemption.

          SECTION 8. OTHER RIGHTS. The share of Class B Stock shall not have any powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions other than as set forth herein.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested this ____ day of _____________, 2000.

                                     ADVANCED COMMUNICATIONS GROUP, INC.

                                     By:
                                       ----------------------------------
                                     Name:
                                     Title: